Exhibit 99.1

PRESS RELEASE
FOR:	STRATASYS, INC.

CONTACT:	S. Scott Crump, Chairman and CEO
Tom Stenoien, Chief Financial Officer
(952) 937-3000 www.Stratasys.com

FOR IMMEDIATE RELEASE

STRATASYS REPORTS RECORD Q1 REVENUE & EARNINGS

MINNEAPOLIS, Minn., April 22, 2003 – Stratasys, Inc. (NASDAQ: SSYS) today announced the highest first quarter revenue and earnings in the Company’s history. The Company reported revenues of $10,677,641 for the first quarter 2003, up from $6,396,389 for the prior year period. The Company reported net income of $1,143,576, or $0.20 per share, for the first quarter of 2003 comparing favorably to a net loss of $724,926, or $0.14 per share, for the first quarter of 2002. System shipments rose 158% to 134 units from 52 units for the first quarter of 2002.

     The Company also achieved record sales order bookings for the first quarter. As a result, the Company begins the second quarter with a $3.1 million backlog, comparable to its backlog at the end of 2002. This backlog is expected to help provide more consistent quarter-to-quarter revenues.

     The Company’s improved gross profit margins for the quarter were a result of increased volumes and favorable mix. Operating expenses remained consistent with internal expectations as the Company incurred increased selling and marketing expenses associated with the worldwide distribution of the Dimension™.

     STRATASYS REPORTS/2

“Stratasys had a strong first quarter, especially considering the uncertainties of the global economy. We are proud to report record revenues and earnings for the first quarter, while we improved our balance sheet,” said Scott Crump, Chairman and CEO. “We expect the trend demonstrated by our strong Q1 results in sales and profits to improve consistently through the year. The company’s desktop 3D-printer, Dimension™, favorably impacted Q1 revenue. This ultra low-priced product ($29,900), which outputs plastic prototype parts directly from CAD at the engineer’s desktop, is redefining a rapidly expanding office prototyping market.”

     “We continue to observe strong acceptance for our high performance systems, especially our Titan. Our ability to offer a variety of genuine production-grade plastic parts is allowing us to expand our position in rapid prototyping and rapid short-run manufacturing,” said Crump.

     “We believe that a revolution has now started in the emerging $550 million global rapid prototyping/3D-printing industry. It is defined by a low-priced, easy-to-use 3D-printer that will enhance the investment many companies have already made in 3D solid CAD. With a Dimension™ at the designer’s desk, concept models can be built quickly, allowing the designs to be reviewed and modified inexpensively, as needed. Stratasys is the first to commercially launch an ultra-low priced desktop 3D-printer and thus set the parameters for this emerging market. www.DimensionPrinting.com We are confident that future growth will result from our expansion of this application.”

     “There are over 2 million 3D CAD engineering workstations now operating globally, according to Daratech, generating over 4 million rapid prototype parts annually. We believe that there is an excellent opportunity for significant 3D-printer unit expansion. Priced at $29,900, a 3D-printer ‘inflection price point’ has occurred due to price elasticity allowing for significant growth. We believe that a market exists for over 500,000 3D-printers at the right price. Currently, about 10,000 RP systems are in the field globally, which is less than 3% of the market potential.”

STRATASYS REPORTS/3

     “In the second quarter, we expect to commercialize a new plastic prototype material polyphenylsulfone (PPSF) for our Titan system. This material offers design engineers the ability to functionally test high strength applications while operating at high temperatures of up to 400 degree F. This is in addition to its resistance to chemicals and fire. You can cook a pizza on this stuff. This is a very exciting time for Stratasys,” Crump concluded.

     The Company will hold a conference call to discuss these results on April 23, 2003 at 9:30 A.M. (Eastern Daylight Time). To access the call, dial 1-866-482-6973 (new number). A recording of the call will be available for 48 hours beginning two hours after the call ends. To access the recording, dial 888-211-2648 and enter access code #3409334.

     Stratasys, Inc. is in the three-dimensional solid imaging business as a manufacturer of rapid prototyping systems for automotive, aerospace, industrial, recreational, electronic, medical and consumer products OEM’s. The Company’s patented Fused Deposition Modeling (FDM) rapid prototyping processes create precision 3-dimensional plastic and wax prototyping parts directly from 3-D CAD systems. Stratasys holds over 88 granted and pending patents worldwide focused on rapid prototyping. The Company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020 and www.Stratasys.com.

(Financial Tables follow)

Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of the Company’s Dimension, Prodigy Plus, Maxum and Titan product lines; the size of the 3D Printing market; our ability to penetrate the 3D Printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other material; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; and the other risks detailed from time to time in the Company’s SEC Reports, including the reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2002, and Form 10-K for the year ended December 31, 2002.

This release is available on the Stratasys Website at www.stratasys.com Dimension 3D-Printer information can be found on www.DimensionPrinting.com

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$17,450,402	$14,193,590
Accounts receivable, less allowance for returns and doubtful accounts of $589,913 in 2003 and $537,374 in 2002	9,473,963	10,640,451
Inventories	6,759,453	6,537,446
Prepaid expenses	785,722	921,404
Deferred income taxes	126,000	126,000
Total current assets	34,595,540	32,418,891

Property and equipment, net	5,925,406	5,937,200

Other assets
Intangible assets, net	2,793,598	2,953,401
Deferred income taxes	2,174,000	2,174,000
Other	114,106	116,995

	5,081,704	5,244,396

	$45,602,650	$43,600,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Mortgage payable, current portion	$62,730	$61,572
Accounts payable and other current liabilities	4,228,587	4,141,635
Unearned maintenance revenue	4,677,599	4,474,281

Total current liabilities	8,968,916	8,677,488

Mortgage payable, less current portion	2,141,299	2,156,790

Stockholders’ equity
Common Stock, $.01 par value, authorized 15,000,000 shares, issued 6,653,910 shares in 2003 and 6,518,200 shares in 2002	66,539	65,182
Capital in excess of par value	35,628,235	35,025,413
Retained earnings	6,051,961	4,908,388
Accumulated other comprehensive loss	(83,505)	(61,979)
Less cost of treasury stock, 1,179,237 shares in 2003 and 2002	(7,170,795)	(7,170,795)

Total stockholders’ equity	34,492,435	32,766,209

	$45,602,650	$43,600,487

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,

	2003	2002
	(unaudited)	(unaudited)

Sales	$10,677,641	$6,396,389
Cost of goods sold	3,820,070	2,450,135

Gross profit	6,857,571	3,946,254
Costs and expenses
Research and development	1,158,157	1,142,268
Selling, general and administrative	4,230,252	3,677,208

	5,388,409	4,819,476

Operating income (loss)	1,469,162	(873,222)

Other income (expense)
Interest income	36,529	42,919
Interest expense	(41,312)	(46,294)
Other	60,386	(137,284)

	55,603	(140,659)

Income (loss) before income taxes	1,524,765	(1,013,881)
Income taxes (benefit)	381,192	(288,955)

Net income (loss)	$1,143,573	$(724,926)

Earnings (loss) per common share
Basic	$0.21	$(0.14)

Diluted	$0.20	$(0.14)

Weighted average number of common shares outstanding
Basic	5,393,877	5,363,165

Diluted	5,810,887	5,363,165

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$1,143,573	$(724,926)
Other comprehensive income (loss)
Foreign currency translation adjustment	(21,526)	(7,127)

Comprehensive income (loss)	$1,122,047	$(732,053)